Exhibit 4.5

FORM OF

EXTRACTION OIL & GAS, INC.

FORM OF RESTRICTED STOCK UNIT (RSU) AGREEMENT

(For Employees)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of the       day of                  ,           (the “Date of Grant”), between EXTRACTION OIL & GAS, INC., a Delaware corporation (the “Company”), and                              (“Employee”).

To carry out the purposes of the EXTRACTION OIL & GAS, INC. 2016 LONG-TERM INCENTIVE PLAN (the “Plan”), by granting Employee an award as set forth below, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1.                                      Grant of RSUs.  The Company hereby makes a grant of restricted stock units with respect to              shares of the Company’s common stock (“Common Stock”), par value $0.01 per share (the “Restricted Stock Units” or “RSUs”), with each Restricted Stock Unit granted hereunder relating to one share of Common Stock, on the terms and conditions set forth herein and in the Plan.  Employee acknowledges receipt of a copy of the Plan and agrees that the terms and provisions of the Plan are incorporated herein by reference as a part of this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2.                                      Restricted Stock Units.  By acceptance of this Restricted Stock Unit award, Employee agrees with respect thereto as follows:

(a)                                 Forfeiture Restrictions.  The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of, and in the event of termination of Employee’s employment with the Company for any reason, Employee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment as provided in this Section 3(a) in the preceding sentence are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

(b)                                 Lapse of Forfeiture Restrictions (Vesting).  Provided that Employee has been continuously employed by the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse, and the Restricted Stock Units will vest, with respect to a percentage of the Restricted Stock Units determined in accordance with the following schedule:

Percentage of Total Number
of RSUs as to Which
Lapse (Vesting) Date	Forfeiture Restrictions Lapse
[	%]

The foregoing vesting schedule notwithstanding, subject to the terms of any written employment agreement between Employee and the Company, if Employee’s continuous service terminates for any reason at any time before all of his or her Restricted Stock Units have vested, Employee’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of continuous service and neither the Company nor any Affiliate shall have any further obligations to Employee under this Agreement.

(c)                               Payments.  Subject to Section 4 hereof, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to the specified number of Restricted Stock Units as provided in Section 3(b) hereof (but in no event later than March 15 following the end of the calendar year in which the Forfeiture Restrictions so lapse), the Company shall deliver to Employee with respect to each share of the Common Stock covered by each such Restricted Stock Unit one share of Common Stock in cancellation for the Restricted Stock Units that are vested as of such date.  The Company, in its sole discretion, may elect to deliver the shares of Common Stock in either certificate form or in electronic, book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws.  Employee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on Employee’s behalf.

(d)                                 Rights as a Stockholder; Dividend Equivalents.  The Restricted Stock Units represent an unsecured and unfunded right to receive a payment in shares of Common Stock, which right is subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan.  Accordingly, Employee will have no rights as a stockholder with respect to any shares of Common Stock covered by this Agreement until the Restricted Stock Units vest and the shares of Common Stock are issued by the Company and are deposited in Employee’s account at a transfer agent or other custodian selected by the Committee, or are issued to Employee with respect to those vested Restricted Stock Units.  Employee shall not be entitled to any Dividend Equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

(e)                               Corporate Acts.  The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

3.                                      Withholding of Tax.  To the extent that the receipt of the Restricted Stock Units (or any dividend equivalents related thereto) or the lapse of any Forfeiture Restrictions and payments in connection therewith results in compensation income or wages to Employee for federal, state, local or foreign tax purposes, Employee shall deliver to the Company or to any Affiliate nominated by the Company at the time of such grant, exercise or disposition such amount of money or shares of Common Stock as the Company or any Affiliate nominated by the

Company may require to meet its obligations under applicable tax or social security laws or regulations.  If such tax obligations are satisfied through the withholding of shares of Common Stock that are otherwise issuable to Employee pursuant to this Award (or through the surrender of shares of Common Stock by Employee to the Company), the maximum number of shares of Common Stock that may be so withheld by (or surrendered to) the Company or an applicable Affiliate of the Company shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, foreign, and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.  No payments under this Agreement shall be made until Employee (or the person entitled to payment hereunder, as applicable) has paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company or, if applicable, any Affiliate of the Company.

4.                                      Compliance with Law.  The receipt of the Restricted Stock Units or the lapse of any Forfeiture Restrictions and payments in connection therewith shall be subject to compliance by the Company and Employee with all applicable requirements of federal and state securities laws and all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed.  No shares of Common Stock shall be issued in payment for any Restricted Stock Unit (if applicable) unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Employee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

5.                                      Employment Relationship.  All references to the “Company” in this Section 5 and in Sections 2 and 3 above shall be deemed to include any subsidiary of the Company that employs Employee.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, an Affiliate, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new award for these Restricted Stock Units.  Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs Employee.  Nothing in the adoption of the Plan, nor the award of these Restricted Stock Units pursuant to this Agreement, shall affect in any way the right of Employee or the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever or for no reason, with or without cause or notice.  Any question as to whether and when there has been a termination of Employee’s employment with the Company, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

6.                                      Acknowledgements Regarding Section 409A of the Code.  This Agreement is intended to comply with section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Notwithstanding the foregoing, Employee acknowledges that if Employee is deemed a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when Employee becomes eligible for settlement of the Restricted Stock Units upon “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death.

7.                                      Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

9.                                      Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Stock Units granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and Employee in effect as of the date of Employee’s termination of employment with the Company.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

12.                               Clawback.  Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder.

10.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

EXTRACTION OIL & GAS, INC.

By:

Name:

Title:

EMPLOYEE